UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 26, 2008
CELEBRATE EXPRESS, INC.
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	000-50973 (Commission File Number)	91-1644428 (I.R.S. Employer Identification No.)
11232 — 120th Avenue NE
Kirkland, Washington 98033
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (425) 250-1064
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On June 26, 2008, Liberty Media Corporation (“Liberty”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Washington Merger Sub, Inc., an indirect wholly owned subsidiary of Liberty (“Merger Sub”) and Celebrate Express, Inc. (“Celebrate”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Celebrate (the “Merger”), with Celebrate surviving the Merger as an indirect wholly-owned subsidiary of Liberty. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
Pursuant to the Merger Agreement, each issued and outstanding share of common stock of Celebrate as of the effective time of the Merger (other than any dissenting shares and shares held by Liberty or Merger Sub) shall be converted into the right to receive $3.90 in cash.
The Merger Agreement has been approved by our board of directors. The Merger is subject to customary conditions, including the approval of our shareholders. The Merger Agreement contains certain covenants regarding our operation prior to closing as well as the cooperation of both parties in meeting the conditions to closing. The Merger Agreement also contains termination rights in favor of both Celebrate and Liberty upon the occurrence of certain events, including the right of either party to terminate the Merger Agreement after September 30, 2008, and under certain circumstances after October 31, 2008, if the Merger has not been completed by such date and the failure to complete the Merger is not caused by a breach of the Merger Agreement by the terminating party.
The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. Please refer to the exhibits referred to in Item 9.01 below, and the joint press release issued by Celebrate and Liberty on June 26, 2008, attached hereto as Exhibit 99.2 announcing the signing of the Merger Agreement.
The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the Merger Agreement, and such representations and warranties should not be relied on by any other person. In addition, Celebrate’s representations and warranties are qualified by materiality standards that may differ from what may be viewed as material by investors and information in the disclosure schedules that Celebrate delivered to Liberty in connection with signing the Merger Agreement. The disclosure schedules referred to above contain information (including information that has been included in Celebrate’s prior public disclosures, as well as potential additional non-public information) that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement, regardless of whether an exception is noted. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Merger Agreement, which subsequent information may or may not be fully reflected in Celebrate’s public disclosures.
The transaction is subject to the approval of Celebrate shareholders, and is expected to close in the third calendar quarter of 2008.
We intend to file with the SEC and mail to our shareholders a proxy statement in connection with the transaction. We urge our shareholders to read the proxy statement when it becomes available because it will contain important information about us, Liberty and the Merger. Shareholders may obtain a free copy of the proxy statement (when it is available) at the SEC’s website at www.sec.gov. A free copy of the proxy statement may also be obtained from us by directing a request to Investor Relations, 11232 120th Avenue NE, Kirkland, Washington 98033.
Celebrate and our executive officers and directors may be deemed to be participants in the solicitation of proxies from our shareholders in respect of the Merger. Information regarding such officers and directors is included in our proxy statement for our 2007 annual meeting of shareholders filed with the SEC on September 4, 2007. This document is available free of charge at the SEC’s website at www.sec.gov and from us.
On June 26, 2008, Celebrate and Liberty issued the joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.
In connection with the execution of the Merger Agreement, certain shareholders of Celebrate have entered into a Voting Agreement with Liberty (the “Voting Agreement”), pursuant to which such shareholders agree to vote all shares of Celebrate’s common stock controlled by such shareholders in favor of the Merger and against competing transactions. A copy of the Voting Agreement is attached hereto as Exhibit 2.2 and is incorporated herein by reference.
In connection with the execution of the Merger Agreement, BuySeasons, Inc., a wholly owned subsidiary of Liberty (“BuySeasons”), and Celebrate have entered into a Distribution Agreement, dated as of June 26, 2008, which provides that BuySeasons will perform certain fulfillment services on behalf of Celebrate with respect to Celebrate’s Halloween costume sales.
In connection with the approval of the Merger Agreement, our board of directors has approved the amendment of the existing severance and change of control agreements between Celebrate and the following officers of Celebrate: Harry Egler, Dennis Everhart, Kristopher Galvin, DeWitt Kendall and Lisa Tuttle. These amendments extend the expiration date of each severance and change of control agreement to November 1, 2008.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of June 26, 2008, by and between Liberty Media Corporation, Washington Merger Sub, Inc. and Celebrate Express, Inc.

2.2	Voting Agreement, dated as of June 26, 2008, by and between Liberty Media, Inc. and ARCH Venture Fund IV, LP, ARCH Entrepreneurs Fund L.P., Thesis Capital Master Fund Limited, LP, Thesis Capital, LP, and Spencer Capital Management, LLC

99.1	Press Release, dated June 26, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2008	CELEBRATE EXPRESS, INC.
	By:	/s/ Kevin Green
Kevin Green
Chief Executive Officer